UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 of 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 6, 2015

American Realty Capital Hospitality Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-55394	80-0943668
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation or		Identification No.)
organization)

405 Park Avenue, 14th Floor

New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Refinancing of Mortgage Loan

On October 6, 2015, American Realty Capital Hospitality Trust, Inc. (the “Company”), through indirect wholly owned subsidiaries (the “Borrowers”), entered into a Loan Agreement (the “Loan Agreement”) with Ladder Capital Finance LLC and German American Capital Corporation (together, the “Lenders”). Pursuant to the Loan Agreement, the Company borrowed $232 million from the Lenders (the “New Loan”) at a fixed annual interest rate of 4.96% per annum with a maturity date in October 2020. The New Loan provides for monthly payments of interest only with all principal outstanding due on the maturity date. The New Loan is secured by first mortgages on the Company’s fee interest in 21 hotel properties, including 20 hotels that were part of the 116-hotel portfolio acquired by the Company in February 2015 and one additional hotel that was part of the six-property portfolio acquired by the Company in March 2014. Proceeds from the New Loan were used to repay a $227 million loan incurred by the Borrowers in February 2015 (the “Old Loan”), which was secured by first mortgages on the same 21 hotels, bore a floating interest rate that could be no less than 6.25% per annum and had a maturity date in March 2017.

The New Loan is generally not prepayable by the Borrowers during a lock-out period that will expire no earlier than October 6, 2017 and no later than December 31, 2017. After the lock-out period, the Borrowers have the right to prepay the entire New Loan, subject to the payment of a yield maintenance premium to the Lenders and the satisfaction of other customary conditions. After the lock-out period, the Borrowers also have the right, in connection with a sale of one or more hotels to a third party purchaser, to prepay a portion of the loan equal to a release price of not less than 115% of the allocated loan amount of the hotels sold, subject to the payment of a yield maintenance premium to the Lenders and the satisfaction of other customary conditions.

As part of the New Loan, $10.0 million of property improvement plan (“PIP”) reserves were deposited into an escrow account to fund PIP expenditures required by the franchisors at the collateral hotels, which amount represented the PIP reserves that were on deposit pursuant to the Old Loan when it was repaid. The Borrowers also agreed to deposit an additional $27.5 million into the PIP reserves on the New Loan in the following installments: (i) $2.0 million on December 31, 2015, (ii) $3.75 million on March 31, 2016, (iii) $3.75 million on June 30, 2016, (iv) $3.0 million on September 30, 2016, (v) $2.5 million on December 31, 2016, (vi) $2.5 million on March 31, 2017, (vii) $2.5 million on June 30, 2017, (viii) $2.5 million on September 30, 2017, (ix) $2.5 million on December 31, 2017, (x) $1.25 million on March 31, 2018 and (xi) $1.25 million on June 30, 2016.

In addition, the Company executed a customary guarantee in favor of the Lenders related liability for certain bad acts of the Borrowers (the “Guarantee”) and entered into a customary environmental indemnity agreement indemnifying the Lenders against certain environmental liabilities (the “Environmental Indemnity”). Pursuant to the Guarantee, the Company has agreed to maintain minimum net worth and liquidity while the New Loan is outstanding. The minimum net worth ranges from $220 million to $250 million during the term of the New Loan, and the minimum liquidity ranges from $5 million to $15 million during the term of the New Loan.

The Lenders and certain of their affiliates have made other mortgage loans to the Company (including the Old Loan), but there are no other material relationships between the Lenders, on the one hand, and the Company, on the other hand.

The descriptions of the Loan Agreement, the Guarantee and the Environmental Indemnity in this Current Report on Form 8-K are summaries and are qualified in their entirety by the terms of the Loan Agreement, the Guarantee and the Environmental Indemnity. Copies of the Loan Agreement, the Guarantee and the Environmental Indemnity are attached as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K.

Amendment of Wheelock PSA

On October 8, 2015, the Company entered into an amendment (the “Amendment”) to the Agreement for Sale and Purchase with affiliates of Wheelock Real Estate Fund, L.P. dated June 2, 2015, pursuant to which the Company expects to acquire five hotels (collectively, the “Wheelock Portfolio”). The Amendment gives the Company additional options to extend the closing date of the acquisition of the Wheelock Portfolio until no later than March 31, 2016. The description of the Amendment in this Current Report on Form 8-K is a summary and is qualified in its entirety by the terms of the Amendment. A copy of the Amendment will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q or an earlier filing with the Securities and Exchange Commission.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K under the caption “Refinancing of Mortgage Loan” is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Description
10.1	Loan Agreement, dated as of October 6, 2015, among the borrower entities party thereto, Ladder Capital Finance LLC and German American Capital Corporation.
10.2	Guarantee of Recourse Obligations dated as of October 6, 2015, by American Realty Capital Hospitality Trust, Inc. in favor of Ladder Capital Finance LLC and German American Capital Corporation.
10.3	Environmental Indemnity Agreement, dated as of October 6, 2015, among the borrower entities party thereto, American Realty Capital Hospitality Trust, Inc. Ladder Capital Finance LLC and German American Capital Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

Date: October 13, 2015	By:	/s/ Jonathan P. Mehlman
	Name:	Jonathan P. Mehlman
	Title:	Chief Executive Officer and President